ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B., C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 8, 2009, with respect to the financial statements of Hulunbeier Huahui Department Store Co., Ltd., for the years ended December 31, 2008 and 2007 on Form S-1 Amendment No. 1 (Registration Statement No. 333-162150) to be filed on or about October 16, 2009. We also consent to the use or our name and the reference to us in the Experts section of the Registration Statement.

Albert Wong & Co.
Hong Kong
Dated: October 15, 2009